EXHIBIT 10.28
SECOND AMENDMENT TO THE AMENDED AND RESTATED
MANAGEMENT AND ADVISORY AGREEMENT
          THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT is made as of June 18, 2008 (the “Amendment”) by and among ARBOR REALTY TRUST, INC., a Maryland corporation (“Parent REIT”), ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), ARBOR REALTY SR, INC., a Maryland corporation (“Sub-REIT” and together with the Parent REIT and the Operating Partnership, the “Company”), and ARBOR COMMERCIAL MORTGAGE, LLC, a New York limited liability company (together with its permitted assigns, “Manager”).
W I T N E S S E T H :
          WHEREAS, Parent REIT, Sub-REIT, Manager and the Operating Partnership have entered into that certain Amended and Restated Management and Advisory Agreement, dated as of January 18, 2005 (the “Management Agreement”);
          WHEREAS, Parent REIT, Sub-REIT, Manager and the Operating Partnership agreed to amend the Management Agreement on February 7, 2007 in order provide that for the quarter in which proceeds were received by Parent REIT from the transaction described in such amendment (the “ First Transaction “), Funds from Operations (as defined in the Management Agreement) was to be calculated assuming that the Parent REIT had recorded a book gain from the First Transaction and that at such time that Parent REIT actually records a book gain from the First Transaction, the amount of such book gain was to be deducted from the calculation of Funds from Operations for the quarter in which such book gain was recognized;
          WHEREAS, Parent REIT desires to proceed with the proposed transaction described in the memorandum attached hereto as Appendix 1 (the “ Second Transaction “);
          WHEREAS, the Parent REIT, Sub-REIT, Manager and the Operating Partnership desire to amend the Management Agreement in the manner and as more fully set forth herein; and
          WHEREAS, as permitted by Section 27 of the Management Agreement, the parties hereto have consented to this Amendment in the manner and as more fully set forth herein.

          NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
1.	Amendment to Section 1(o). The definition of “Funds from Operations” is hereby deleted in its entirety and replaced with the following definition:
“Funds from Operations” has the meaning assigned by the National Association of Real Estate Investment Trusts and means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures; provided, however, that (i) for the quarter in which proceeds are received by Parent REIT from the First Transaction or the Second Transaction, as applicable, Funds from Operations will be calculated assuming that Parent REIT had recorded a book gain from the First Transaction or the Second Transaction, as applicable, (ii) at such time that Parent REIT actually records a book gain from the First Transaction or the Second Transaction, as applicable, the amount of such book gain will be deducted from the calculation of Funds from Operations for the quarter in which such book gain is recognized, and (iii) if the Second Transaction is not consummated and therefore, the Parent REIT determines that it will not actually record a book gain from the Second Transaction, the amount of book gain assumed to have been recorded when calculating Funds from Operations for the quarter in which proceeds were received by Parent REIT from the Second Transaction will be deducted from the calculation of Funds from Operations for the quarter in which such determination is made.
2.	Ratification. Except as modified pursuant to this Amendment, the Management Agreement, as amended by the First Amendment thereto, dated as of February 7, 2007, is ratified and confirmed in all respects.
Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Management Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Manager: ARBOR COMMERCIAL MORTGAGE, LLC, a New York limited liability company
By:	/s/ Paul Elenio
Name:	Paul Elenio
Title:	Chief Financial Officer

Parent REIT: ARBOR REALTY TRUST, INC., a Maryland corporation
By:	/s/ Paul Elenio
Name:	Paul Elenio
Title:	Chief Financial Officer

Operating Partnership: ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Arbor Realty GPOP, Inc.,
a Delaware corporation,
its general partner

By:	/s/ Paul Elenio
Name:	Paul Elenio
Title:	Treasurer

Sub-REIT: ARBOR REALTY SR, INC., a Maryland corporation
By:	/s/ Paul Elenio
Name:	Paul Elenio
Title:	Chief Financial Officer

Appendix 1
Memorandum

To:	Board of Directors
From:	Paul Elenio
Date:	June 16, 2008
Re:	Prime transaction
We currently own a 24.17% equity and profits interest in Prime Outlets. As previously discussed, at our board meeting on May 21, 2008, we have agreed to dispose of 16.67% of our interest in Prime Outlets for approximately $37 million with a REIT controlled by David Lichtenstein (the key principal of Prime). Upon completion of this transaction, we will retain a 7.5% interest in Prime.
The form of the transaction is such that we will contribute our 16.67% interest in Prime in exchange for $37 million of operating partnership units in a REIT controlled by David. The REIT will also lend us $33 million (or 90% of the $37 million consideration), with an eight year term, secured by our operating partnership units. The units will be redeemable at the option of the REIT for cash in five years with a provision that if they are redeemed the loan will be repaid at that time. The units will earn a preferred return and our debt will pay an interest rate that will net to a 9% return on the $4 million that we will not receive until our units are redeemed for cash.
This structure will provide us with a tax deferral for a five year period, subject to certain carve out provisions, which allows us to retain these proceeds adding greatly to our liquidity and working capital. In order to complete this transaction, David needs to generate audited financial statements for all the properties in Prime so that our 16.67% interest can be contributed to his REIT. He estimates that this will take around six to eight months to complete. Due to this timing issue, his REIT has agreed to lend us $33 million, on the date we sign the agreement, secured by our interest in Prime. Upon receiving the necessary audited financial statements, we will exchange our Prime interest for operating partnership units in his REIT and those units will than be the collateral for our loan. If he is unable to close this transaction in the six to eight month time frame, he will be obligated to pay liquidating damages of approximately $4 million and our loan will remain outstanding for its eight year term and we will also retain our 16.67% interest in Prime. Upon the completion of this transaction ART would have received approximately $195 million of undistributed cash proceeds from the monetization of equity kickers through tax deferred structures.
We anticipate receiving an opinion of “more likely than not” from Cooley Godward Kronish LLP, deal counsel on this transaction.
After discussing this transaction with our auditors, the accounting treatment for this transaction will result in us recording, in our second quarter 2008 financial statements, approximately $33 million of cash and debt related to the proceeds received from the loan secured by the Company’s 16.67% interest in Prime Outlets. Upon closing this transaction, the Company will record an investment of approximately $37 million for the preferred and common operating partnership units, income of approximately $33 million, a deferred gain of approximately $4 million and a management fee expense of approximately $8 million.
Since it will take six to eight months to close this transaction, the Company will not record income on the initial receipt of cash and under the terms of the management agreement the manager, Arbor Commercial Mortgage, LLC (“ACM”), will not receive its incentive management fee payment until the transaction closes. Management is of the opinion that this is only the case as a result of us structuring this deal in a tax efficient manner which provides the maximum benefit to ART by allowing us to retain a significant amount of capital and defer the tax liability related to this transaction and prior deferred taxes related to this investment for five years. We estimate the management fee related to the $33 million cash proceeds received upon signing will be approximately $8 million. We are therefore requesting that the Board grant a waiver to authorize advancing the manager the incentive fee associated with this transaction contingent on the fact that the transaction closes in six to eight months and the gain is ultimately recorded. If the transaction does not close and no gain is recorded, the manager will refund the management fee in full at that time. We have received confirmation from Ernst & Young that the proper accounting treatment would be to record the payment to ACM as a prepaid expense. It is also important to note that ACM will not be receiving any incentive fee payment on the $4 million that ART will not receive until the operating partnership units are redeemed for cash which is estimated to be in five years.
If the board approves the payment of the management fee, we will circulate a draft waiver to the Management Agreement and a consent resolution for your approval and signature.